Assurant Announces Leadership Transition at Assurant Employee Benefits Business

Assurant Health President and CEO Adam Lamnin to Expand Responsibility with Retirement of Assurant Employee Benefits President and CEO John Roberts in 2015

New York, Oct. 8, 2014-Assurant, Inc. (NYSE:AIZ), a premier provider of specialty insurance products and services, announced the retirement of Assurant Employee Benefits President and CEO John Roberts in January 2015. Adam Lamnin, president and CEO of Assurant Health, will assume the additional executive leadership responsibilities for Assurant Employee Benefits, effective January 1, 2015.

"John led the Assurant Employee Benefits team through enormous changes in the employee benefits and health care landscape, delivering strong results and transforming the business for future growth. All of us at Assurant are grateful for his dedicated service, outstanding leadership and wish him the very best in his retirement," said Assurant CEO Robert B. Pollock.

Pollock added, "Assurant Employee Benefits has an outstanding team and the business will be in great hands with Adam at the helm as we continue to adapt to meet consumers' needs and the changing health care landscape. While the businesses will operate separately, we believe there are additional ways to leverage the natural synergies that exist between the two. During the next several months, John and Adam will work closely with their senior leadership teams to identify the best opportunities for further collaboration."

Roberts, 59, was named president and CEO of Assurant Employee Benefits in March 2009, a position he had held on an interim basis since July 2007. Roberts joined Assurant as managing director of Disability RMS in 2003 and was promoted to president in 2004. Prior to joining Assurant and Disability RMS, he held a variety of top positions at Unum and UnumProvident Corporation in the areas of group insurance operations and long-term disability products. Roberts is currently a member of the Board of Directors of the American Council of Life Insurers (ACLI), chair of the Group Insurance Executive Council of the ACLI and board member on the Council of Disability Awareness.

"I've had the distinct privilege of leading Assurant Employee Benefits for the last seven years and am very proud of what we've accomplished," said Roberts. "With Assurant Employee Benefits in a strong position, I believe it is the right time for me to retire. I am confident under Adam's leadership the team will achieve even more success."

Lamnin, 50, a 22-year veteran of Assurant, was named president and CEO of Assurant Health in January 2011 after serving as executive vice president and chief operating officer of Assurant Health for two years. Before moving to Assurant Health, Lamnin rose to the position of executive vice president and chief financial officer for Assurant Solutions and Assurant Specialty Property.

"I am excited to be able to lead the Assurant Employee Benefits team and help build upon the success they've already achieved," said Lamnin. "There are many natural opportunities to leverage the learnings of the health care and employee benefits markets to better serve consumers."

About Assurant
Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits -- partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation services; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ.

Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York's financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Director, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com